Exhibit 10.22
CHANGE OF CONTROL AGREEMENT

AMENDMENT NO. 3
Name
Address
City, State
Dear Name:
This Amendment to the Change of Control Agreement (the “Agreement”) between you and Dole Food Company, Inc. (“Dole”) is effective as of February 24, 2011. Except as explicitly set forth herein, the Agreement remains in full force and effect.
The definition of the term “Change of Control” in Appendix 2 of the Agreement is amended by adding the following new clause (5) after the existing clause (4) thereof:
“(5) Any other significant corporate transaction determined by the Board of Directors of Dole or the Corporate Compensation and Benefits Committee of the Board of Directors of Dole to be a change of control for purposes of this Agreement.”

DOLE FOOD COMPANY, INC.

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